Exhibit 5.1

[Letterhead of McGuireWoods LLP]

November 15, 2012

Park Sterling Corporation
1043 E. Morehead Street, Suite 201
Charlotte, North Carolina 28204

Re:  Registration Statement on Form S-8
1,148,714 Shares of Common Stock of Park Sterling Corporation Pursuant to the Park Sterling Bank 1999 Stock Option Plan, Park Sterling Corporation 2003 Stock Option Plan and Park Sterling Corporation 2008 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Park Sterling Corporation, a North Carolina corporation (the “Corporation”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Corporation pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,148,714 shares (the “Shares”) of the Corporation’s common stock, $1.00 par value per share (the “Common Stock”), 2,190 Shares of which may be issued pursuant to the Park Sterling Bank 1999 Stock Option Plan, 810,322 Shares of which may be issued pursuant to the Park Sterling Corporation 2003 Stock Option Plan, and 336,202 Shares of which may be issued pursuant to the Park Sterling Corporation 2008 Equity Incentive Plan (collectively, the “Plans”).

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares were validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the respective Plans, will be validly issued, fully paid and nonassessable.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the State of North Carolina or the federal laws of the United States, and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the Shares or to the effects of such laws thereon.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to be named in the Registration Statement as the attorneys who passed upon the legality of the Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ MCGUIREWOODS LLP